News Release

FOR IMMEDIATE RELEASE	March 7, 2013

Rowan Companies plc Announces Tom Burke as President

HOUSTON, TEXAS -- Rowan Companies plc (“Rowan” or the “Company”) (NYSE: RDC) announced today that Thomas P. Burke, the Company’s current Chief Operating Officer, has been promoted to President. He will remain as the Company’s Chief Operating Officer. W. Matt Ralls will continue to serve as the Company’s Chief Executive Officer until his retirement in mid-2014, when it is anticipated that Dr. Burke will succeed him as the Company’s Chief Executive Officer and Matt Ralls will assume the role of Executive Chairman.

Mr. Ralls commented, “I am pleased to announce this promotion for Tom. He has contributed significantly to the success of Rowan, first in his role of President & CEO of our manufacturing subsidiary, LeTourneau Technologies, Inc., prior to its sale, and more recently in his duties as Chief Operating Officer of Rowan since July 2011. I am confident that Tom’s leadership will ensure continued success in delivering our business objectives.”

Mr. Jack Lentz, the Company’s Chairman, commented “The Board unanimously supports Tom’s promotion and the succession plan that Matt has initiated. When Matt became CEO in January 2009, we agreed that an orderly succession plan should be in place in about five years. These steps will accomplish this objective and secure Matt Ralls’ continued commitment to the Company’s strategic direction.”

Dr. Burke was appointed Chief Operating Officer of the Company in July 2011.  He joined the Company in December 2009 and served as the President and Chief Executive Officer of LeTourneau.  Prior to such time, he was employed by Complete Production Services, an oilfield services company, as a Division President from 2006 to 2009, and as Vice President Corporate Development from 2004 to 2006. Before joining Complete, Dr. Burke held various positions at Schlumberger and McKinsey & Company.  He holds a DPhil (PhD) in Engineering Science from Trinity College, Oxford and an MBA with High Distinction from Harvard Business School.

Rowan Companies plc is a major provider of international and domestic contract drilling services with a leading position in high-specification jack-up rigs.  The Company's fleet of 31 jack-up rigs is located worldwide, including the Middle East, the North Sea, Trinidad, Southeast Asia and the Gulf of Mexico.  Rowan will enter the ultra-deepwater market with four high-specification drillships expected to be delivered starting in late 2013.  The Company's Class A Ordinary Shares are traded on the New York Stock Exchange under the symbol "RDC". For more information on the Company, please visit www.rowancompanies.com.

Contact:

Suzanne M. Spera

Director, Investor Relations

(713) 960-7517

sspera@rowancompanies.com

2800 Post Oak Blvd., Suite 5450, Houston, Texas 77056

Tel: (713) 621-7800